Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Number 333-148216
The Kroger Co.
Pricing Term Sheet
5.00% Notes due April 15, 2013

Issuer:	The Kroger Co.
Principal Amount:	$400,000,000
Security Type:	Senior Note
Maturity:	April 15, 2013
Coupon:	5.00%
Price to Public:	99.803%
Yield to Maturity:	5.044%
Spread to Benchmark Treasury:	2.68%
Benchmark Treasury:	2.750% due February 28, 2013
Benchmark Treasury Spot and Yield:	101-25 1/4, 2.364%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2008
Make-Whole Call:	Treasury Rate plus 40 basis points
Trade Date:	March 19, 2008
Settlement Date:	March 27, 2008 (T+5)
Denominations:	$2,000 x $1,000
Ratings:	Baa2 (stable outlook, Moody’s) / BBB- (positive outlook, S&P) / BBB (stable outlook, Fitch)
Joint Bookrunners:	Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc.

6.90% Notes due April 15, 2038

Issuer:	The Kroger Co.
Principal Amount:	$375,000,000
Security Type:	Senior Note
Maturity:	April 15, 2038
Coupon:	6.90%
Price to Public:	99.442%
Yield to Maturity:	6.944%
Spread to Benchmark Treasury:	2.70%
Benchmark Treasury:	5.00% due May 15, 2037
Benchmark Treasury Spot and Yield:	112-18+, 4.244%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2008
Make-Whole Call:	Treasury Rate plus 40 basis points
Trade Date:	March 19, 2008
Settlement Date:	March 27, 2008 (T+5)
Denominations:	$2,000 x $1,000
Ratings:	Baa2 (stable outlook, Moody’s) / BBB- (positive outlook, S&P) / BBB (stable outlook, Fitch)
Joint Bookrunners:	Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, Barclays Capital Inc. toll free at 1-888-227-2275, extension 2663, or Citigroup Global Markets Inc. toll free at 1-877-858-5407.
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